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                                                                  EXHIBIT 23 (1)

INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of CNA Surety Corporation on Form S-1 of our report dated February 27, 1998, appearing in the Prospectus, which is part of this Registration Statement, on our audit of the consolidated balance sheet of CNA Surety Corporation and subsidiaries as of December 31, 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the period from September 30, 1997 (date of inception) through December 31, 1997, and the related financial statement schedules, as well as the special-purpose statement of certain assets and liabilities of CCC Surety Operations, a business unit of CNA Financial Corporation, as of December 31, 1996 and the special-purpose statements of certain revenues and direct operating expenses for each of the two years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997. Our report on the foregoing special-purpose financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
Chicago, Illinois

June 3, 1998